Exhibit 10.9
LIMITED LICENSE AGREEMENT
This Limited License Agreement (this “Agreement”), effective the 10th day of June, 2009 (the “Effective Date”), is by and between Sorrento Therapeutics, Inc., a California corporation (“STI”), having its principal place of business at San Diego, California, U.S.A. and OPKO Health, Inc., a Delaware corporation (“OPKO”), having its principal place of business at Miami, Florida, U.S.A. As used herein, each of OPKO and STI are referred to individually as a “Party” and collectively as the “Parties”.
Recitals
WHEREAS, OPKO is purchasing a certain number of shares of STI’s stock pursuant to a stock purchase agreement entered into concurrently with this Agreement (the “Stock Purchase Agreement”);
WHEREAS, STI owns certain patent rights relating to the manufacture of human antibody libraries;
WHEREAS, OPKO is desirous of acquiring an exclusive license under such patent rights for the development, manufacture, use, sale, offer for sale, import and export of certain products within the OPKO Field (as defined below); and
WHEREAS, STI is willing to grant OPKO such an exclusive license in the OPKO Field in accordance with the terms and conditions set forth in this Agreement;
NOW, THEREFORE, in consideration of mutual covenants and conditions set forth herein and the Stock Purchase Agreement and other good and valuable consideration the adequacy, sufficiency and receipt of which is hereby acknowledged by the Parties, STI and OPKO hereby agree as follows:
Agreement
Article 1 - Definitions
1.1	Affiliate. The term “Affiliate” shall mean any corporation, company, partnership, joint venture and/or firm which controls, is controlled by, or is under common control with a Party. For purposes hereof, “control” shall mean (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities.

1.2	Licensed Library. The term “Licensed Library” shall mean any population of distinct molecules, including but not limited to, peptides, polypeptides, proteins or polynucleotides, the manufacture, use, sale, or importation of which is covered by any claim of the STI Patents or which is derived by use of any process or method covered by any claim of the STI Patents.

1.3	OPKO Field. The term “OPKO Field” shall mean development, manufacture, marketing, and sale of drugs for ophthalmological indications.

1.4	OPKO Patent. The term “OPKO Patent” shall mean any patent or patent application (i) owned or controlled by OPKO or any of its Affiliates, including any patent application filed by or on behalf of OPKO or any of its Affiliates, and (ii) which has at least one claim that covers any use, manufacture, sale, offer for sale, or importation of a Selected Product, such as any patent or patent application directed to the composition of matter for a Selected Product.

1.5	Selected Product. The term “Selected Product” shall mean any molecule, including but not limited to any peptide, polypeptide, protein or polynucleotide, which is identified and selected through the use of a Licensed Library.

1.6	STI Field. The term “STI Field” shall mean any field of use, other than the OPKO Field.

1.7	STI Patents. The term “STI Patents” shall mean all United States and foreign patents and patent applications owned or controlled by STI or its Affiliate at any time during the term of this Agreement, which has at least one claim that covers (i) any use, manufacture, sale, offer for sale, or importation of a Selected Product, such as any patent or patent application directed to the composition of matter for a Selected Product, or (ii) the manufacture or creation of the Licensed Library, including but not limited to, a) U.S. Patent Number 7,405,062, entitled “Method for cloning variable domain sequences of immunological gene repertoire”, all other patents and patent applications listed in Exhibit A and all corresponding or related inventor certificates, (b) any and all continuations, continuations-in-part, continuing prosecution applications, and divisionals based on any patent or patent application referenced herein, (c) any and all patents issuing from any applications referenced herein, (d) any reissues, renewals, reexaminations and extensions based on any patents referenced herein, and (e) all corresponding foreign counterparts and foreign patent applications and issued patents in any country throughout the world.

1.8	Territory. The term “Territory” shall mean worldwide.
Article 2 - License Grant
2.1	Exclusive License for Selected Products. Subject to the terms and conditions of this Agreement, STI hereby grants to OPKO an exclusive, royalty-free, fully-paid, worldwide, non-transferable (except as permitted under Section 9.1) right and license, under the STI Patents: (i) to develop, use, make and have made Selected Products within the OPKO Field and in the Territory; and (ii) to market, promote, sell, offer to sell, transfer, distribute, import and export Selected Products within the OPKO Field and in the Territory.

2.2	Exclusive License for Licensed Library. To the extent STI provides to OPKO the Licensed Library pursuant to Section 3.1, subject to the terms and conditions of this Agreement, STI hereby grants to OPKO an exclusive, royalty-free, fully-paid, worldwide, non-transferable (except as permitted under Section 9.1) right and license, under the STI Patents, to use and screen the Licensed Library to identify, select and commercialize one or more Selected Products within the OPKO Field and in the Territory.

2.3	Sublicensing Right. OPKO will have the right to sublicense any of the rights granted under Sections 2.1 and 2.2, provided that OPKO enters into a sublicense agreement with the sublicensee in writing and the sublicense agreement (i) conforms in all respects to the applicable terms and conditions of this Agreement, including all restrictions and limitations provided herein, (ii) specifies that such sublicense does not include any rights outside the OPKO Field, and (iii) includes a covenant by the sublicensee not to practice the STI Patents outside the OPKO Field.

2.4	Reservation of Rights. STI reserves all rights in the STI Patents outside the OPKO Field and not expressly granted under Sections 2.1 and 2.2, provided that in any license, transfer or other assignment of rights under the STI Patents to a third party, STI shall specify that such license, transfer or assignment of rights under the STI Patents does not include any rights to a Selected Product in the OPKO Field. STI shall also use commercially reasonable efforts to negotiate a covenant from such third party that such third party will not enforce any patent claim that is directed to a composition of matter against OPKO within the OPKO Field (“Covenant Not to Sue”), provided that a failure by STI to obtain such Covenant Not to Sue despite using its commercially reasonable efforts shall not be considered a breach of this Agreement by STI. OPKO will not practice the STI Patents outside the scope of the licenses granted in Sections 2.1 and 2.2. Specifically, the licenses granted under Sections 2.1 and 2.2 do not include the right to manufacture or have manufactured the Licensed Library under the STI Patents.
Article 3 - Access to Licensed Library
3.1	Licensed Library. Upon reasonable request of OPKO, STI will provide OPKO with access to the Licensed Library. After OPKO has identified a target, STI will either (i) provide an aliquot of the Licensed Library based on the identified target, or (ii) screen the Licensed Library based on the identified target on behalf of the OPKO. In consideration for performing these services, OPKO will pay STI reasonable, industry standard fees, to be mutually agreed to by the Parties. STI may utilize a third party contractor reasonably acceptable to OPKO to perform its obligations under this Section 3.1.

3.2	Material Transfer Agreement. To the extent STI elects to provide an aliquot of the Licensed Library as describe in Section 3.1, the Parties will enter into an industry standard material transfer agreement for the transfer of Licensed Library from STI to OPKO, and OPKO may use the transferred Licensed Library solely as provided in Section 2.2. In addition, OPKO will promptly notify STI in writing, (i) which targets were screened using the Licensed Library, and (ii) the identity of the Selected Products identified and selected based on such screening.
Article 4 - Grant Back of OPKO Patents and Prosecution.
4.1	Grant Back to STI. OPKO hereby grants to STI an exclusive, royalty-free, fully-paid, worldwide, non-transferable (except as permitted under Section 9.1) right and license, under the OPKO Patents: (i) to develop, use, make and have made Selected Products in the STI Field and in the Territory; and (ii) to market, promote, sell, offer to sell, transfer, distribute, import and export Selected Products in STI Field and in the Territory. OPKO

specifically reserves all rights in the OPKO Patents and STI Patents in the OPKO Field, and STI will not practice the OPKO Patents or STI Patents outside the STI Field.
4.2	STI will have the right to sublicense any of the rights granted under this Section, provided that STI enters into a sublicense agreement with the sublicensee in writing and the sublicense agreement (i) conforms in all respects to the applicable terms and conditions of this Agreement, including all restrictions and limitations provided herein, (ii) specifies that such sublicense does not include any rights outside the STI Field, and (iii) includes a covenant by the sublicensee not to practice the STI Patents outside the STI Field.

4.3	Notice of OPKO Patent. Prior to filing any OPKO Patent or promptly after acquiring ownership or exclusive license rights in any OPKO Patent, OPKO will notify STI in writing and provide a copy of the applicable draft application, pending application, or issued patent.

4.4	Notice of STI Patent. Prior to filing any STI Patent or promptly after acquiring ownership or exclusive license rights in any STI Patent, STI will notify OPKO in writing and provide a copy of the applicable draft application, pending application, or issued patent.

4.5	Prosecution of STI Patent. As between the Parties, STI will be responsible for and will control the filing, prosecution and maintenance of the STI Patents, including all fees and costs relating thereto. STI will notify OPKO periodically of the status of any pending cases included in the STI Patents, and will provide OPKO with copies of any office actions, notices of allowance, and other material documents filed with or received from any patent office concerning the STI Patents. OPKO will have the opportunity to comment on any response to office actions for STI Patents or amendments to claims in STI Patents related to the OPKO Field prior to their filing and STI will consider and accommodate all comments from OPKO in good faith, including filing any divisional, continuation, or continuation-in-part application to include claims that are directed to OPKO Field, provided that OPKO shall be solely responsible for any patent expenses or costs related to the OPKO Field. Any differences between the Parties with respect to any STI Patent prosecution matters will be discussed and the Parties will use good faith efforts to resolve such differences to their mutual satisfaction. If STI decides not to continue the prosecution of any pending case or not to maintain any issued patent included in the STI Patents, STI will promptly notify OPKO in writing at least thirty (30) days before the pending case is abandoned or the issued patent is lapsed. If OPKO desires to take over the prosecution of the pending case or the maintenance of the issued patent, OPKO will notify STI of such desire and will have the right to prosecute such pending case or to maintenance such issued patent in the name of and on behalf of OPKO.

4.6	Prosecution of OPKO Patent. As between the Parties, OPKO will be responsible for and will control the filing, prosecution, and maintenance of the OPKO Patents, including all fees and costs relating thereto. OPKO will notify STI periodically of the status of any pending cases included in the OPKO Patents, and will provide STI with copies of any office actions, notices of allowance, and other material documents filed with or received from any patent office concerning the OPKO Patents. STI will have the opportunity to comment on any response to office actions for OPKO Patents or amendments to claims in OPKO Patents relating to the STI Field prior to their filing and OPKO will consider and accommodate all comments from STI in good faith, including filing any divisional, continuation, or continuation-in-part application to include claims that are directed to STI Field, provided that STI shall be solely responsible for any patent expenses or costs related to the STI Field. Any differences between the Parties with respect to any OPKO Patent prosecution matters will be discussed and the Parties will use good faith efforts to resolve such differences to their mutual satisfaction. If OPKO decides not to continue the prosecution of any pending case or not to maintain any issued patent included in the OPKO Patents, OPKO will promptly notify STI in writing at least thirty (30) days before the pending case is abandoned or the issued patent is lapsed. If STI desires to take over the prosecution of the pending case or the maintenance of the issued patent, STI will notify OPKO of such desire and will have the right to prosecute such pending case or to maintenance such issued patent in the name of and on behalf of STI.
Article 5 - Representations and Warranties
5.1	Warranty of Ownership.
5.1.1 STI hereby represents and warrants to OPKO, that:
(a) STI is the sole and exclusive owner of all right, title and interest in and to the patents licensed by STI hereunder which are free and clear of any liens, pledges, claim, security interests, rights of first refusal, community property interest or other restriction or limitation, and any other encumbrances (collectively, “Encumbrances”);
(b) STI has the full right and power to grant the limited exclusive licenses set forth in this Agreement and there are no outstanding agreements, assignments or Encumbrances which would prevent STI from granting the licenses granted to OPKO in this Agreement or from performing STI’s obligations under this Agreement; and
(c) STI is not a party to any agreement or contract that is inconsistent with the exclusive licenses granted under this Agreement.
5.2	Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 5.1, THE PATENTS LICENSED HEREUNDER ARE PROVIDED “AS IS” AND NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE PATENTS LICENSED HEREUNDER, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OR ENFORCEABILITY OF THE PATENTS LICENSED HEREUNDER, OR NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

Article 6 - Extension and Enforcement of Patent Rights
6.1	Notice of Patent Infringement by Third Parties. In the event that either Party becomes aware of any infringement of any patent included in the STI Patents or OPKO Patents by a third party, such Party shall notify the other Party thereof in writing and shall provide the other Party with all evidence of such infringement and the basis of such Party’s belief that such infringement is and/or might have occurred or is occurring.

6.2	OPKO’s Right to Suit. OPKO shall have the sole right, but not the obligation, to commence in OPKO’s name suits, actions, and proceedings for patent infringement of the STI Patents or the OPKO Patents by any third party, if the infringement occurs during the term of this Agreement and within the OPKO Field. Such right shall include without limitation the right to control the initiation and filing of such actions, suits and proceedings, the preparation of all papers to be filed in connection therewith and conducting the actions, suits and proceeding against such third parties. All recoveries, damages, settlement amounts and awards in such suit, action or proceeding shall be awarded to OPKO. OPKO shall bear all costs associated with any such suits, actions and proceedings. Upon OPKO’s reasonable request, STI agrees to assist and cooperate with OPKO in all such actions, suits and proceedings instituted hereunder, including without limitation being named or joined as a party thereto if STI is a necessary and indispensable party. OPKO shall pay for all expenses that STI reasonably incurs in association with such cooperation and assistance. Except as expressly provided in this Section 6.2, STI reserves all rights to enforce the patents licensed to OPKO.

6.3	STI’s Right to Suit. STI shall have the sole right, but not the obligation, to commence in STI’s name suits, actions, and proceedings for patent infringement of the OPKO Patents or the STI Patents by any third party, if the infringement occurs during the term of this Agreement and within the STI Field. Such right shall include without limitation the right to control the initiation and filing of such actions, suits and proceedings, the preparation of all papers to be filed in connection therewith and conducting the actions, suits and proceeding against such third parties. All recoveries, damages, settlement amounts and awards in such suit, action or proceeding shall be awarded to STI. STI shall bear all costs associated with any such suits, actions and proceedings. Upon STI’s reasonable request, OPKO agrees to assist and cooperate with STI in all such actions, suits and proceedings instituted hereunder, including without limitation being named or joined as a party thereto if OPKO is a necessary and indispensable party. STI shall pay for all expenses that OPKO reasonably incurs in association with such cooperation and assistance. Except as expressly provided in this Section 6.3, OPKO reserves all rights to enforce the patents licensed to STI.

6.4	Patent Marking. OPKO will mark all Selected Products within the OPKO Field that are manufactured or sold under this Agreement with the patent number of each issued patent of the STI Patents that covers the Selected Products or any process from which the Selected Products are derived. STI will mark all Selected Products within the STI Field that are manufactured or sold under this Agreement with the patent number of each issued patent of the OPKO Patents that covers the Selected Products.

Article 7 - Term and Termination
7.1	Term. Unless terminated earlier in accordance with this Agreement, the term of this Agreement and the term of the licenses granted hereunder shall begin on the effective date of this Agreement and continue until the expiration of the last-to-expire patent within the STI Patents and the OPKO Patents on a country-by-country basis.

7.2	Termination Upon Default. STI shall have the right to terminate the license granted under this Agreement to OPKO for cause upon written notice to OPKO if OPKO materially breaches any provision of this Agreement, and does not cure such breach within thirty (30) days following written notice thereof from STI. OPKO shall have the right to terminate the license granted under this Agreement to STI for cause upon written notice to STI if STI materially breaches any provision of this Agreement, and does not cure such breach within thirty (30) days following written notice thereof from OPKO.

7.3	Effect Upon Termination. On the effective date of termination of the license provided to OPKO, OPKO will cease all further use, manufacture, sale, or importation of the Selected Products within the OPKO Field and all use of the Licensed Library, except as provided in this Section. OPKO may complete and sell any inventory of the Selected Products within the OPKO Field that exist as of the termination date for a period of six (6) months after the termination date. On the effective date of termination of the license provided to STI, STI will cease all further use, manufacture, sale, or importation of the Selected Products covered by the OPKO Patents within the STI Field, except as provided in this Section. STI may complete and sell any inventory of such Selected Products within the STI Field that exist as of the termination date for a period of six (6) months after the termination date

7.4	Survival. Articles 5, 6, 7, 8, 9, 10, and 11 will survive any termination or expiration of this Agreement. Upon termination of any license granted to either Party, the license granted by such Party to the other Party will survive pursuant to the terms of this Agreement.
Article 8 - Indemnification
8.1	Indemnification by OPKO. OPKO will defend, indemnify and hold STI, STI’s Affiliates, and their directors, officers, employees, and agents harmless from and against any and all claims, losses, liabilities, damages, costs, and expenses (including reasonable attorneys’ fees, expert witness fees, and court costs) directly or indirectly arising from or relating to any activities of OPKO or its sublicensee pursuant to the rights granted hereunder, including the manufacture, use, marketing, or sale of any Selected Product within the OPKO Field.

8.2	Indemnification by STI. STI will defend, indemnify and hold OPKO, OPKO’s Affiliates, and their directors, officers, employees, and agents harmless from and against any and all claims, losses, liabilities, damages, costs, and expenses (including reasonable attorneys’ fees, expert witness fees, and court costs) directly or indirectly arising from or relating to any activities of STI or its sublicensee pursuant to the rights granted hereunder, including the manufacture, use, marketing, or sale of any Selected Product within the STI Field.
Article 9 - Assignment; Successors
9.1	Assignment. Neither Party may assign or transfer any rights under this Agreement or delegate any of its obligations or duties under this Agreement (except as provided in Section 3.1) without the other Party’s prior written consent. Notwithstanding the foregoing, this Agreement may be assigned by either Party to an Affiliate or to a third party in connection with the transfer of all, or substantially all, of such Party’s business to which this Agreement relates, including without limitation by way of merger, asset sale or a change in control. Any attempted assignment or transfer of this Agreement or in violation of the foregoing will be null and void.

9.2	Binding Upon Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of successors in interest and permitted assigns of STI and OPKO.
Article 10 - Confidentiality
10.1	Confidential Information. As used herein, “Confidential Information” means any confidential or proprietary information disclosed by either Party (“Disclosing Party”) to the other Party (“Receiving Party”) pursuant to this Agreement, regardless whether such information is marked “Confidential”. Confidential Information will include, but not be limited to, trade secrets, know-how, inventions, unpublished patent applications, techniques, processes, product plans, composition of matter, and financial information.

10.2	Confidentiality. The Receiving Party shall keep in confidence and trust all of the Disclosing Party’s Confidential Information received by the Receiving Party. The Receiving Party shall not use the Confidential Information of the Disclosing Party other than as expressly permitted under the terms of this Agreement or by a separate written agreement. The Receiving Party shall take all reasonable steps to prevent unauthorized disclosure or use of the Disclosing Party’s Confidential Information and to prevent it from falling into the public domain or into the possession of unauthorized persons. The Receiving Party shall not disclose Confidential Information of the Disclosing Party to any person or entity other than its officers, employees, consultants and advisors who need access to such Confidential Information in order to effect the intent of this Agreement and who have entered into written confidentiality agreements with the Receiving Party which protects the Confidential Information of the Disclosing Party. The Receiving Party shall immediately give notice to the Disclosing Party of any unauthorized use or disclosure of Disclosing Party’s Confidential Information. The Receiving Party agrees to assist the Disclosing Party to remedy such unauthorized use or disclosure of its Confidential Information.

10.3	Exclusions. Notwithstanding anything to the contrary herein, the restrictions set forth in this Section shall not apply to information that the Receiving Party can document: (i) was independently developed by the Receiving Party without any use of or reference to the Disclosing Party’s Confidential Information; (ii) becomes known to the Receiving Party, without restriction, from a third party who had a right to disclose it without confidentiality obligations; (iii) was in the public domain at the time it was disclosed or becomes in the public domain without breach by the Receiving Party of this Section; or (iv) was rightfully known to the Receiving Party, without restriction, at the time of disclosure. A disclosure of the other Party’s Confidential Information that is required in response to the valid and binding order of a court or other governmental body shall not be deemed a breach of this Section; provided that the Receiving Party shall (x) immediately notify the Disclosing Party in writing in order that the Disclosing Party may obtain a protective order requiring the Disclosing Party’s Confidential Information be used only for which the order was issued; and (y) use reasonable efforts to have such information be treated as confidential and under seal, unless such disclosure is necessary to establish the rights or enforce obligations under this Agreement.
10.4	Return of Confidential Information. The Confidential Information of each Party will remain the sole property of that Party. The disclosure of any Confidential Information by a Party will not constitute a grant of any right or license in or to such Confidential Information or obligate the Disclosing Party to grant any such rights or licenses to the Receiving Party. Except as provided in this Agreement, all documents or materials that contain or reflect Confidential Information will be returned to the Disclosing Party upon request or termination of this Agreement; provided, however, that one (1) archival copy of such documents or materials may be retained by the Receiving Party solely to determine its obligations under this Agreement.

10.5	Terms of this Agreement. Neither Party will disclose any terms of this Agreement to any third party without the prior written consent of the other Party, except (i) as required by law; (ii) to its attorneys, accountants, and other professional advisors under a duty of confidentiality; (iii) to a third party under a duty of confidentiality in connection with any proposed financing or a proposed merger or a proposed sale of all or part of such Party’s business relating to this Agreement.
Article 11 - General Provisions
11.1	Independent Contractors. STI and OPKO shall have no other relationship other than as independent contracting parties. Neither Party shall have any power to bind or obligate the other Party in any manner.

11.2	Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and supersedes all prior discussions, agreements, representations related to such subject matter. There shall be no amendments or modifications to this Agreement, except by a written document which is signed by both Parties.

11.3	California Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California, U.S.A., without giving effect to its principles of conflicts of law.

11.4	Captions. The headings for each article and section in this Agreement are for convenience and reference only and are not intended to limit or expand the meaning of the language contained in the particular article or section.

11.5	Severability. If any provision of this Agreement is ultimately held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

11.6	Notices. Any notices in writing shall be deemed duly given and made if sent by courier or by certified or registered mail, postage prepaid, to the addressees below or by facsimile to the facsimile number set forth below. Either Party may change its address or its designated management representative by written notice to the other Party. The date of giving such notices and payments shall be the date of mailing.
  To STI:
Sorrento Therapeutics, Inc.
10054 Mesa Ridge Court, Suite 122
San Diego, CA 92121
Attn: Chief Executive Officer
Fax No.: 858-481-6414
  To OPKO:
OPKO Health, Inc.
4400 Biscayne Blvd.
Miami, FL 33137
Attn: Deputy General Counsel
Fax No: 305-575-4140
11.7	Remedies. If any legal action is brought to enforce this Agreement, the prevailing Party will be entitled to receive its attorneys’ fees, court costs, and other collection expenses, in addition to any other relief it may receive. OPKO acknowledges and agrees that any actual or threatened breach of the license grant by OPKO will constitute immediate and irreparable harm to STI for which monetary damages would be an inadequate remedy and that injunctive relief is an appropriate remedy for such breach. STI acknowledges and agrees that any actual or threatened breach of the license grant by STI will constitute immediate and irreparable harm to OPKO for which monetary damages would be an inadequate remedy and that injunctive relief is an appropriate remedy for such breach.

11.8	Counterparts and Facsimile. This Agreement may be executed in counterparts and when each party has signed and delivered one such counterpart, each counterpart shall be deemed an original and, when taken together with other signed counterparts, shall constitute one integrated contract, which shall be binding upon and effective as to all parties. Facsimile signatures and PDF copies of the parties shall have the same effect as original signatures.
[The Remainder of the Page is Left Purposely Blank]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their duly authorized representatives as of the date first above written.

SORRENTO THERAPEUTICS, INC.		OPKO HEALTH, INC.
(LICENSOR)		(LICENSEE)

By:	/s/ Antonius Schuh	By:	/s/ Steven Rubin

Antonius Schuh

Date:	6/10/09	Date:

[Signature Page to Limited License Agreement]

Exhibit A

List of STI Patents

Patent/Application No.	Title	Filing Date
United States Patent No. 7,405,062	Novel Method For Cloning Variable Domain Sequences Of Immunological Gene Repertoire	November 13, 2003

United States Patent Application No. 12/124,048	Novel Method For Cloning Variable Domain Sequences Of Immunological Gene Repertoire	May 20, 2008

PCT Application No. PCT/US02/15125	Novel Method For Cloning Variable Domain Sequences Of Immunological Gene Repertoire	May 14, 2002

United States Provisional Application No: 60/290,907	Novel Method For Cloning Variable Domain Sequences Of Immunological Gene Repertoire	May 14, 2001

European Patent Application No. 02736798.6	Novel Method For Cloning Variable Domain Sequences Of Immunological Gene Repertoire	December 12, 2003

Canadian Patent Application No. 2450217	Novel Method For Cloning Variable Domain Sequences Of Immunological Gene Repertoire	December 12, 2003

Australian Patent Application No. 2002309777	Novel Method For Cloning Variable Domain Sequences Of Immunological Gene Repertoire	December 12, 2003